Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:
Pressley A. Ridgill, President or
Michael W. Shelton, Chief Financial Officer
Phone: 336-369-0900

FNB FINANCIAL SERVICES CORPORATION
ANNOUNCES SPECIAL PROVISION FOR CREDIT LOSSES

GREENSBORO, N.C. - (BUSINESS WIRE) - January 18, 2006 - FNB Financial Services Corporation (NASDAQ/NMS: FNBF) today announced that its banking subsidiary, FNB Southeast (“Bank”), recorded an aggregate provision for credit losses of $13.6 million during the fourth quarter of the year ended December 31, 2005. This provision is primarily attributable to the following components:

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Through an internal investigation and reviews by independent consultants, the Bank has identified a significant number of loans in its Harrisonburg, Virginia region which are believed to have questionable appraisals and/or collateral value or which were incorrectly graded for credit risk based on the financial strength of the borrower and other factors. As a result of these loans, the Bank increased its allowance for credit losses by $8.2 million.

•
The Bank has reclassified loans made to two separate borrowers outside of its Harrisonburg, Virginia region as a consequence, in each case, of the borrower’s deteriorating financial condition and the Bank’s discovery of a significant reduction in the collateral base supporting the loans. As a result of these loans, the Bank has increased its allowance for credit losses by $4.4 million.

A significant portion of the loans described above involve violations of the Bank’s policies and/or applicable banking regulations. The Bank has discussed these issues and other related matters with its federal and state banking regulators in the course of the Bank’s continuing annual safety and soundness examination. The Bank has taken steps to prevent similar violations in the future and to correct deficiencies in its credit approval and credit administration procedures.

Management of the Corporation believes that the provision for credit losses noted above will reduce the Corporation’s earnings for the year ended December 31, 2005 by approximately $8.5 million (net of the estimated tax effect), with the result that the Corporation’s projected net income for the year will be approximately $800,000 ($0.11 per basic share and $0.11 per diluted share).

FNB Financial Services Corporation has one subsidiary, FNB Southeast; a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of FNB Financial Services Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of the Corporation. For further information and other factors which could affect the accuracy of forward looking statements, please see the Corporation’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at the Corporation’s website (www.fnbsoutheast.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The Corporation undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.